STOCK PURCHASE AND SALE AGREEMENT dated as of July 17, 1997 between the Times Mirror Company ("Seller") and ("Buyer").

          1. Subject to the terms and conditions hereof, on the Closing Date (as defined below), Seller hereby agrees to sell, transfer and assign to Buyer, without recourse, representation or warranty of any kind except as set forth herein, and Buyer hereby agrees to purchase from Seller, shares of Common Stock, par value $.50 (the "Shares"), of Tejon Ranch Company (the "Company") for $13.50 per share, for an aggregate amount
of $      (the "Purchase Price").

          2. The purchase and sale of the Shares will take place on July 22, 1997 or such later date as the parties hereto shall mutually agree (the "Closing Date") and on the Closing Date J. P. Morgan Securities Inc. will deliver the Shares, to Buyer, together with a duly executed stock power, against payment of the Purchase Price in immediately available funds to
Seller's account number           at Bank of America, ABA number 121000358,
reference:  Tejon Ranch.

          3. Seller hereby represents and warrants as of the date hereof and as of the Closing Date that: (a) neither Seller nor anyone acting on its behalf has offered the Shares or any part thereof by means of any general solicitation or general advertising and neither Seller nor anyone acting on its behalf has taken any action which would subject the sale of the Shares to Buyer to the registration provisions of Section 5 of the Securities Act of 1933, as amended (the "Act"); (b) Seller is the beneficial owner of the Shares with good title thereto free and clear of any liens, claims, options or other encumbrances; and (c) Seller has full power, authority and legal right to sell the Shares.

          4. As of the date hereof and as of the Closing Date, Buyer hereby (a) acknowledges that the Seller is an Affiliate (as that term is defined under the Act) of the Company and that the Shares have not been registered under the Act or Blue Sky laws of any jurisdiction and agrees that it is acquiring the Shares for its own account and not with a view to sale or distribution in violation of applicable securities laws and that the Company will issue appropriate instructions to its transfer agent regarding compliance with the Act in connection with any future transfers of the Shares; (b) confirms that Buyer has independently and without reliance on Seller, other than reliance upon the representations, warranties and covenants of Seller made herein, made its own analysis and decision to enter into this Agreement and to purchase the Shares; and (c) represents and warrants that (i) it is an accredited investor (as that term is defined under the Act); (ii) in the normal course of its business it invests in securities and is familiar with the terms of securities with characteristics similar to the Shares and by reason of its business and financial experience, possesses such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the risks and merits of an investment in the Shares; and (iii) on the Closing Date, after giving effect to the purchase contemplated hereby, the Shares will not constitute an asset of an employee benefit plan subject to the prohibited transaction rules in Section 406 of the ERISA. Buyer also hereby represents and warrants as of the date hereof and as of the Closing Date that, based on the information about the Company's business contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, there are no governmental consents or filings required in connection with its purchase of the Shares.

          5. Each party hereto shall execute and deliver all further documents or instruments reasonably requested by the other party in order to effect the intent and purposes of this Agreement and obtain the full benefit of this Agreement. To the extent that Seller shall receive any dividend or other distribution, in any such case with respect to the Shares that are the subject of this Agreement, from the Company after the Closing Date, Seller shall promptly forward such dividend or other distribution to Buyer in accordance with instructions delivered to Seller by Buyer.

          6. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PROVISIONS THEREOF AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF BUYER AND SELLER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

          7. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior communications and agreements of the parties with respect thereto, all of which have become merged and integrated into this Agreement. This Agreement cannot be amended, modified or waived, except by a writing executed by each of the parties hereof. Nothing herein shall affect or in any way supersede the July 11, 1997 confidentiality letter agreement between the Buyer and J.P. Morgan Securities, Inc., as agent for Tejon Ranch Company, which letter agreement shall remain in full force and effect and shall survive the closing of this Agreement.

          8. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              THE TIMES MIRROR COMPANY

                              By:_____________________________
                              Name:  Steven J. Schoch
                              Title: Vice President and Treasurer

                              [BUYER]

                              By:_____________________________
                              Name:
                              Title: